Exhibit 99.1 PRESS RELEASE, DATED FEBRUARY 6, 2017, OF ENERSYS REGARDING INVESTOR DAY AT THE NEW YORK STOCK EXCHANGE

EnerSys to Hold Investor Day at The New York Stock Exchange
Reading, PA, USA, February 6, 2017 - EnerSys (NYSE: ENS) the global leader in stored energy solutions for industrial applications will hold an investor day on Tuesday, February 28, 2017, beginning at 9:00 am EST at The New York Stock Exchange. Highlighting the Company’s accomplishments and strategic goals, Lean initiatives, Product Roadmap, Asia growth opportunities and M&A and financial strategies, speakers will include: David M. Shaffer, President and Chief Executive Officer; Todd M. Sechrist, Executive Vice President and Chief Operating Officer; Michael J. Schmidtlein, Executive Vice President and Chief Financial Officer; Joern Tinnemeyer, Vice President and Chief Technical Officer; and Myles Jones, President, Asia.

Following the presentations, there will be a question and answer session and then the EnerSys leadership team will be available for discussions in a product display area.

Anyone interested in attending the event, must register in advance with EnerSys by contacting Dawn Breisch at dawn.breisch@enersys.com or 610-208-1748. Due to security regulations at The New York Stock Exchange, all attendees must be pre-registered.

The EnerSys investor day will also have a live streaming video Webcast on EnerSys’ investor website. There will be a free download of a compatible media player available by clicking here EnerSys Investor
Investor Day details:

Date:	Tuesday, February 28, 2017
Time:	9:00 a.m. Eastern Time
Via Internet:	Investor Day

EDITOR'S NOTE: EnerSys, the global leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, battery chargers, power equipment, battery accessories and outdoor equipment enclosure solutions to customers worldwide. Motive power batteries and chargers are utilized in electric forklift trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunication and utility industries, uninterruptible power supplies, and numerous applications requiring stored energy solutions including medical, aerospace and defense systems. Outdoor equipment enclosure products are utilized in the telecommunication, cable, utility, transportation industries and by government and defense customers. The company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.